Exhibit 99.1

A Brief History of MST-188

Definitions

RheothRx – A first-generation product with unpurified, excipient-grade poloxamer 188 as the active ingredient. Associated with elevated serum creatinine.

MST-188 (formerly known as ANX-188, FLOCOR and CRL-5861) – A second-generation product with purified poloxamer 188 as the active ingredient. Certain low molecular weight substances present in excipient-grade poloxamer 188 that are associated with elevated serum creatinine are not present in MST-188. No clinically significant elevations in creatinine have been observed in clinical studies conducted with the purified material (>300 administrations).

Early Development: The CytRx Corporation/Burroughs Wellcome Alliance

Poloxamer 188 is a well-studied compound. It was originally used as an emulsifying agent in topical wound cleansers and parenteral nutrition products. However, the therapeutic use of poloxamer 188 was largely conceived by Dr. Robert Hunter, MD, PhD (Distinguished Professor and Chairman, Department of Pathology and Laboratory Medicine, University of Texas Medical School at Houston). Dr. Hunter (then at Emory University) identified the compound’s rheologic, cytoprotective and antithrombotic activities through an extensive series of laboratory studies. His work led to the formation of CytRx Corporation, a start-up company that licensed Dr. Hunter’s inventions from Emory. CytRx conducted a wide range of pre-clinical and clinical studies with first-generation poloxamer 188, then known as RheothRx. These studies led to a major alliance with Burroughs Wellcome (today, GSK). Burroughs also performed an extensive series of nonclinical studies and 8 clinical trials, primarily focused on acute myocardial infarction (AMI). Early studies investigating RheothRx were promising. The largest AMI trial planned to enroll approximately 20,000 patients. However, during the 3,000-patient lead-in phase of this study, elevations in serum creatinine were observed, particularly in those patients aged 65 years and older and in subjects with elevated creatinine at baseline. This phenomenon was referred to as “acute renal dysfunction” and resulted in the discontinuation of the program by Glaxo, which had recently merged with Burroughs Wellcome.

Addressing Renal Toxicity and Pursuing Sickle Cell Disease

After Glaxo returned the RheothRx program, CytRx investigated the source of the renal dysfunction and determined the elevation in serum creatinine was attributable to preferential absorption of certain low molecular weight substances by the proximal tubule epithelial cells in the kidney. CytRx developed a proprietary method of manufacture based on supercritical fluid chromatography that reduced the level of these low molecular weight substances present in poloxamer 188, creating what is now known as purified poloxamer 188. Nonclinical testing of purified poloxamer 188 (now known as MST-188), demonstrated less accumulation in kidney tissue, less pronounced vacuolization of proximal tubular epithelium, more rapid recovery from vacuolar lesions, and less effect on serum creatinine. A full report of the differential effects of commercial-grade and purified poloxamer 188 on renal function has been published.1

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Subsequently, CytRx sought to re-introduce MST-188 into the clinic. However, CytRx lacked the resources to conduct a 20,000-patient heart attack study. Instead, they focused the development of MST-188 in sickle cell disease (SCD), a rare disease with a huge unmet need and in which RheothRx had demonstrated positive results in a pilot Phase 2 study conducted by Burroughs Wellcome. In that Phase 2 study (n=50), RheothRx significantly reduced the duration of crisis, pain intensity, and total analgesic use and showed trends to shorter days of hospitalization in the subgroup of patients who received the full dose of study drug (n=31). These data were reported more fully by Adams-Graves et al.2 Notably, CytRx conducted safety studies in both adult and pediatric sickle cell patients and, even at significantly higher levels of exposure than anticipated therapeutic doses, there were no clinically significant changes in serum creatinine observed and no acute kidney failure reported. Based on these promising Phase 1 and 2 results, CytRx subsequently launched a randomized, double-blind, placebo-controlled Phase 3 study of MST-188 in 350 patients with sickle cell disease. The primary endpoint was a reduction in the duration of a painful crisis. However, CytRx concluded the study at 255 patients, in part due to capital constraints. Nonetheless, the study demonstrated treatment benefits in favor of MST-188. However, it did not achieve statistical significance in the primary study endpoint (p=0.07). Mast believes that enrolling fewer than the originally-planned number of patients and key features of the study’s design negatively affected the outcome of the primary endpoint. In particular, the study assumed that most patients would resolve their crisis within one week (168 hours). However, a substantial number of patients did not achieve crisis resolution within 168 hours and were assigned a “default” value of 168 hours, which had a potentially significant effect on the primary endpoint. Notably, in a post hoc “responder’s analysis” of the intent-to-treat population (n=249), which analyzed the proportion of patients who achieved crisis resolution at 168 hours (excluding those who had been assigned the default of 168 hours), over 50% of subjects receiving MST-188 achieved crisis resolution within 168 hours, compared to 37% in the control group (p=0.02). Data from the Phase 3 study are reported more fully by Orringer et al.3 Following conclusion of the Phase 3 study, CytRx merged with a private company and modified its business strategy by discontinuing development of all of its existing programs (including MST-188) to focus on assets held by the private company with which it merged.

SynthRx

After the corporate reorganization at CytRx, a group of individuals, including Dr. Hunter, formed a private entity, which they named SynthRx, Inc., to acquire rights to the data, know-how, and extensive clinical and pre-clinical and manufacturing information necessary to continue development of MST-188. SynthRx developed new intellectual property and conducted additional analyses of the existing data. However, they were unable to raise capital to fund development of MST-188 during the “great recession.”

Mast Therapeutics

In 2010, Mast Therapeutics met with Dr. Hunter and his colleagues to negotiate the acquisition of SynthRx and continue the development of MST-188. The merger was finalized in April 2011.

Since April 2011, Mast Therapeutics has re-established the unique manufacturing process through a partnership with Pierre Fabre (FRA) and met with the FDA multiple times to discuss a pivotal study protocol for MST-188 in sickle cell disease. In 2013, Mast initiated the EPIC study, a 388-patient pivotal Phase 3 trial of MST-188 in sickle cell disease, and, in 2014, Mast initiated its second MST-188 clinical program with a Phase 2, proof-of-concept study of MST-188 in combination with rt-PA in patients with acute limb ischemia. In addition, based on recent nonclinical study data showing improvements in cardiac ejection fraction and key biomarkers and prior studies showing MST-188 improved cardiac function without increasing cardiac energy requirements, Mast has announced its intent to pursue clinical development of MST-188 in heart failure.

[1]	Emanuele, M. and Balasubramaniam, B. Differential Effects of Commercial-Grade and Purified Poloxamer 188 on Renal Function. Drugs in R&D April 2014. Available at http://link.springer.com/article/10.1007/s40268-014-0041-0.
[2]	Adams-Graves P, Kedar A, Koshy M, et al. RheothRx (Poloxamer 188) Injection for the Acute Painful Episode of Sickle Cell Disease: A Pilot Study. Blood 1997;90:2041-6
[3]	Orringer EP, Casella JF, Ataga KI, et al. Purified poloxamer 188 for treatment of acute vaso-occlusive crisis of sickle cell disease: A randomized controlled trial. JAMA 2001;286(17):2099-106

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